EXHIBIT 10.1

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of August, 2014 by and between Janel World Trade, Ltd., a Nevada corporation (“Janel”); The Janel Group of New York, Inc., a New York corporation (“JNY”; Janel and JNY are hereinafter collectively referred to without distinction as “Janel Group”); Alpha Logistics LLC, a New Jersey limited liability company (“Alpha”); Alpha International, LP, a New York limited partnership (“AILP”); PCL Transport, LLC, a New Jersey limited liability company (“PCL”; Alpha, AILP and PCL are hereinafter collectively referred to without distinction as “Alpha Group”); and John Joseph Gonzalez II (“JJG”) and Cathleen Margaret Gonzalez (“Cathleen”; JJ and Cathleen are hereinafter jointly referred to without distinction as the “Members” and individually as a “Member”).

Explanatory Statement

Janel Group and Alpha Group are each engaged in the freight forwarding and logistics industries. Alpha Group and the Members desire to sell and Janel Group desires to purchase all of the equity interests in each of AILP and PCL, and thereby acquire substantially all of the assets used in the business of Alpha Group, on the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

1.           Definitions; Rules of Construction.

1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

Adjustment - As defined in Section 3.2.

AILP - As defined in the introductory paragraph of this Agreement.

AILP Interests – All of the partnership, equity or ownership interests in AILP.

Alpha - As defined in the introductory paragraph of this Agreement.

Alpha Group - As defined in the introductory paragraph of this Agreement.

Alpha Assets - All of the assets of Alpha Group (whether real or personal property), with the exception of the Excluded Assets, and including those assets listed on Schedule 1.1(a), (but, unless excluded as provided below, whether or not so listed are included in Alpha Assets), Alpha Group’s customer lists and information for the past five years and related current and historical business records created or maintained by Alpha Group relating to active and inactive customers and business for the preceding five years and any prospective customers (including, in all instances, pricing information charged by Alpha Group and internal costing and vendor information as to transportation services); all of Alpha Group’s security deposits; all equipment, vehicles, parts, tools, computers, computer equipment and computer software, and other assets; all associated computerized information relating to such business and customers; all information relating to current, historical, and planned marketing and sales of services; all interest in any names used by any entity in Alpha Group or its predecessors in the past five years, and all service marks utilized in connection therewith; all local, 800 and international telephone and telefax numbers utilized by Alpha Group in connection with its businesses; all goodwill; all prepaid rents, utility bills, license fees and other pre-paid expenses; the right to use the premises covered by the Facility Leases; all furniture, fixtures and equipment used in or held for use in the space covered by the Facility Leases or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all rights of Alpha Group from and after the Closing Date under vendor, customer and sales representative contracts of Alpha Group in connection with its business; all transferable governmental licenses or authorizations with respect to the conduct of the Alpha Business; all other transferable licenses pursuant to which any assets used in the Alpha Business are used; all prepaid rents, utility bills, license fees and other prepaid expenses of Alpha Group; and all other tangible and intangible assets of Alpha Group.

Alpha Business - The business heretofore operated by Alpha Group.

Auditor - The independent certified public accountant (or firm thereof) regularly engaged by Janel.

Authorizations – As defined in Section 7.18.

Base Balance Sheet - The internally prepared balance sheet of Alpha Group as of July 31, 2014 attached hereto as Exhibit A.

Cash Payment - As defined in Section 3.2.

Cathleen - As defined in the introductory paragraph of this Agreement.

Closing - The closing of the transactions contemplated by this Agreement.

Closing Date - August 27, 2014 or such later date as may be agreed to by the parties.

Code - The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

Contracts – As defined in Section 7.18.

EBITDA – Earnings before the deduction of interest expenses, taxes, depreciation, and amortization, as such items are reflected on the applicable GAAP financial statements.

Earn-Out - As set forth in Section 4.

Earn-Out Years - The three consecutive periods consisting of (i) the Closing Date through the last day of the calendar quarter closest to the first anniversary of the Closing Date (which shall be the first Earn-Out Year or Earn-Out Year 1), and (ii) each of the two successive 12-month periods ending in 2016 and 2017 (which shall be the second and third Earn-Out Years, respectively).

Employment Agreement - The Employment Agreement attached hereto as Exhibit C.

Equity Interests – Collectively, the AILP Interests and the PCL Interests.

ERISA - The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

Escrow Agreement – The Escrow Agreement to be attached hereto as Exhibit E.

Excluded Assets –The items listed on Schedule 1.1(b).

Facilities - The leased office, warehouse, and terminal space and other real property occupied by Alpha Group as part of the Alpha Business, as more specifically set forth on Schedule 7.14.

Facility Leases – The current leases entered into by Alpha Group with respect to the Facilities.

GAAP - United States generally accepted accounting principles.

Janel - As defined in the introductory paragraph of this Agreement.

Janel Group - As defined in the introductory paragraph of this Agreement.

JJG - John Joseph Gonzalez II.

JNY - As defined in the introductory paragraph of this Agreement.

Member - As defined in the introductory paragraph of this Agreement.

Net Income – With respect to any Earn-Out Year, Janel’s net income as determined by the Auditor in accordance with GAAP.

Nevada Corporation Law - The General Corporation Law of the State of Nevada.

PCL - As defined in the introductory paragraph of this Agreement.

PCL Interests – All of the membership, equity or ownership interests in PCL.

Purchase Price – As defined in Section 3.1.

Retained Obligations – As defined in Section 2.2.

SEC - United States Securities and Exchange Commission.

Securities Act - The Securities Act of 1933, as amended.

Total Janel EBITDA – With respect to any Earn-Out Year, the total of (i) Janel’s EBITDA, plus (ii) the EBITDA generated by the operation of the Alpha Assets following the Closing, but excluding any EBITDA generated by the operation of any assets acquired by Janel subsequent to the Closing, all as determined by the Auditor.

1.2.   The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

1.3.   The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4.   References in this Agreement to the “knowledge” of an entity shall mean the knowledge of the president, chief executive officer, chief operating officer, and chief financial officer of such entity, to the extent applicable, and with respect to Alpha Group shall specifically include the knowledge of JJG, in each case following due inquiry.

1.5.   Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa.   The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”.   The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.   Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2.           Purchase of Equity Interests; Retention of Liabilities.

2.1.   On the terms and subject to the conditions set forth in this Agreement, Alpha Group hereby agrees to sell, transfer and assign to Janel Group, and Janel Group hereby agrees to purchase from Alpha Group, on the Closing Date, all of the right, title and interest of the Alpha Group in and to the Equity Interests, as more particularly set forth on Schedule 2.1.   Janel, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Janel to purchase the Equity Interests provided such direct or indirect subsidiaries or affiliates of Janel enters into a joinder pursuant to which it agrees to be bound by the terms of this Agreement to the same extent Janel is so bound.

2.2.   Prior to the Closing, the Members or their designees, other than any of the Alpha Group, will assume the obligations of Alpha Group listed on Schedule 2.2 (the “Retained Obligations”).

3.           Consideration.

3.1.   The consideration for all of the Equity Interests (the “Purchase Price”) shall be as follows:

3.1.1.	The Cash Payment paid as provided in Section 3.2; and

3.1.2.	The amount of the Earn-Out, which are installment payments of a portion of the Purchase Price, paid as provided in Section 4.

3.2.   The Cash Payment shall be $5,719,275 less the amount, if any, by which the total of Alpha Group’s accounts payable as of the Closing Date exceed the total of Alpha Group’s accounts receivable as of the Closing Date (the “Adjustment”), all as determined jointly by Janel and Alpha Group on the Closing Date (the “Cash Payment”).   The Cash Payment shall be paid to the Members via federal funds wire transfer by or on behalf of Janel Group pursuant to instructions to be provided by Alpha Group to Janel as follows: (i) $5,519,274 less the Adjustment shall be paid on the Closing Date, and (ii) $200,000, shall be paid pursuant to the terms of the Escrow Agreement.

4.           Earn-Out.

4.1.   The amount of the Earn-Out (the “Earn-Out”) shall be as follows, based on each Earn-Out Year, or pro rata for any portion thereof.

4.1.1.   Within 30 days following the first anniversary of the Closing Date, provided that JJG is employed by Janel (or one of its subsidiaries) from and after the Closing through such first anniversary, Janel Group will pay the Members $500,000.

4.1.2.   Within 60 days following the second anniversary of the Closing Date, provided that

(i)	JJG is employed by Janel (or one of its subsidiaries) from and after the Closing through such second anniversary, and
(ii)	the Total Janel EBITDA for the second Earn-Out Year is more than $1.0 million,

Janel Group will pay the Members (a) $500,000, plus (b) an amount equal to 40% of the amount by which such Total Janel EBITDA exceeds $1.0 million.

4.1.3.   Within 60 days following the third anniversary of the Closing Date, provided that

(i)	JJG is employed by Janel (or one of its subsidiaries) from and after the Closing through such third anniversary, and
(ii)	the Total Janel EBITDA for the third Earn-Out Year is more than $1.0 million,

Janel Group will pay the Members (a) $500,000, plus (b) an amount equal to 40% of the amount by which such Total Janel EBITDA exceeds $1.0 million.

4.1.4.   If, prior to any anniversary of the Closing Date upon which the payment of an Earn-Out is due, JJG’s employment by Janel (or one of its subsidiaries) is terminated, then the payment due on such next anniversary date of the Closing Date shall be prorated by multiplying the payment due by a fraction, the numerator of which are the number of days since the last such anniversary that JJG was employed by Jane (or one of its subsidiaries), and the denominator of which is 365 and, as so prorated, shall be paid to the Members.

4.2.   Together with each payment of the Earn-Out with respect to the second and third Earn-Out Years, Janel shall compile and present to the Members a calculation of Total Janel EBITDA with respect to such Earn-Out Year. Any dispute concerning such calculation shall be submitted to a mutually agreed accountant for final determination. If the parties cannot agree on an accountant to make such determination, Janel and JJG shall each select an accountant and such accountants shall mutually select a third accountant which shall make the determination.

5.           Closing.

5.1. The Closing shall take place on the Closing Date at such time and place as shall be agreed upon by the parties hereto, time being of the essence.

5.2.   At the Closing (i) the Members and Alpha (as set forth on Schedule 2.1) will assign and transfer to Janel Group (as set forth on Schedule 2.1) all of the Members’ and Alpha’s right, title and interest in and to the Equity Interests free and clear of all liens, security interests, claims or encumbrances, by delivery of a duly executed Assignment of Equity Interest in the form of Exhibit B hereto, and (ii) the parties shall deliver the certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 10 and 11.

5.3.   If, prior to the Closing, any of the Alpha Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Alpha Group Asset. At the Closing, Alpha Group shall pay to Janel any such insurance proceeds or condemnation awards received by Alpha Group on or prior to the Closing and shall assign to or assert for the benefit of Janel all of its rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation.

6.           Representations and Warranties of Janel.

Janel Group represents and warrants to Alpha Group as follows:

6.1.   Janel Existence and Good Standing. Janel: (i) is a corporation duly organized, validly existing, and in good standing under the laws of Nevada; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

6.2.   JNY Existence and Good Standing. JNY: (i) is a corporation duly organized, validly existing, and in good standing under the laws of New York; (ii) has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

6.3.   Power and Authority; Authorization. Janel Group has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Janel Group have been duly authorized and approved by the respective Boards of Directors of Janel and JNY, subject to all contingencies set forth herein. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Janel Group and are the legal, valid, and binding obligations of Janel Group in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

6.4.   No Violations. The execution, delivery, and performance of this Agreement by Janel Group (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 6.4), any law, ordinance or regulation binding on any such entity, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, Janel Group’s properties, assets, or businesses, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such entity or any of its assets or properties is bound. Neither Janel, nor any of its subsidiaries, assets or properties is subject to or bound or affected by any article of incorporation or by-law provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent such entity from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course.

6.5.   Approvals Required.   Except as set forth on Schedule 6.5, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Janel Group in connection with the execution and delivery by Janel Group of this Agreement or the performance by Janel Group of the transactions described herein.

6.6.   Accuracy of Representations.   All representations and warranties with respect to Janel Group are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to Janel Group or omit to state any material fact with respect to Janel necessary to make the statements contained herein not misleading.

7.           Representations and Warranties of Alpha Group and the Members.

Each entity within Alpha Group and each of the Members, jointly and severally, represent and warrant to Janel Group as follows:

7.1.   Existence and Good Standing.

7.1.1.   Alpha Logistics, LLC: (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of New Jersey; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Alpha Group.

7.1.2.   Alpha International, L.P.: (i) is a limited partnership duly organized, validly existing, and in good standing under the laws of New York; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Alpha Group

7.1.3.   PCL Transport, LLC: (i) is a limited liability company duly organized, validly existing, and in good standing under the laws of New Jersey; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized, or in good standing will have a material adverse effect on the business or properties (owned, leased, or operated) of Alpha Group.

7.2.   Capitalization.   The equity, membership or partnership interests in each of Alpha, AILP and PCL are as set forth on Schedule 2.1.

7.3.    Title to Equity Interests; Options.   Each of the current equity owners of AILP and PCL, as set forth on Schedule 2.1, has good and marketable title to his respective equity interest in such entity, free and clear of any lien, claim or encumbrance. There are no outstanding or authorized options, warrants, calls, subscriptions, rights, convertible securities, commitments, agreements, or understandings of any character obligating any entity in Alpha Group or equity owner of any entity in Alpha Group to issue any equity interests of any class or securities convertible into, or evidencing the right to purchase, any equity interests of any class.

7.4.    Subsidiaries.    Other than as set forth on Schedule 2.1, no entity in Alpha Group has any subsidiaries and no entity in Alpha Group, directly or indirectly, owns any interest in or control any corporation, partnership, joint venture or other business association.

7.5.    No Restrictions.    Without limiting the generality of other representations and warranties contained herein, Alpha Group has maintained its own records with respect to its customers containing the name, address, contact information, customer requirements, and shipping rates with respect to each of Alpha Group’s customers over the past five years. Such records are the sole property of Alpha Group, and neither Alpha Group nor any of the Members is prohibited from disclosing and transferring to Janel Group any such information pursuant to the terms of any agreement.

7.6.    Alpha Group Power and Authority; Authorization.    Alpha Group has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder. The execution, delivery, and performance of this Agreement by Alpha Group have been duly authorized and approved by the managers and equity owners of Alpha Group. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Alpha Group and the Members, and are the legal, valid, and binding obligations of Alpha Group and the Members in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

7.7.    No Alpha Group Violations.    The execution, delivery, and performance of this Agreement by Alpha Group and the Members (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in Section 7.8), any law, ordinance or regulation binding on Alpha Group or any of the Members, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge, or encumbrance upon, any equity interests in Alpha Group or any of its properties, assets, or businesses, pursuant to the certificate of formation, limited liability company agreement, limited partnership agreement, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which any entity in Alpha Group or any Member is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which Alpha Group or any Member or any of their respective assets or properties is bound. Neither Alpha Group nor any Member nor any of their respective assets or properties is subject to or bound or affected by any constituent instrument provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent Alpha Group or any Member from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to Alpha Group or the Members (as the case may be) and, with or without being cured, will not prevent Alpha Group or the Members (as the case may be) from continuing its business in the ordinary course. Without limiting the generality of the foregoing, Alpha Group and the Members, jointly and severally, represent and warrant to Janel Group that neither Alpha Group nor any Member is bound by any non-competition, franchise, service, or other agreement which would prohibit or restrict Alpha Group or the Members from entering into this Agreement or performing any of their respective obligations under this Agreement or the Employment Agreement.

7.8.    Approvals Required.    Except as set forth on Schedule 7.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required by Alpha Group or any Member in connection with the execution and delivery by Alpha Group or the Members of this Agreement or the Employment Agreement, or the performance by Alpha Group or the Members of the transactions described herein and for the operation of the Alpha Business by Janel Group following the Closing.

7.9.    Title to Property and Related Matters.    Except for the liens listed on Schedule 7.9, all of which shall be released prior to or on the Closing Date, on the date hereof, Alpha Group has, and on the Closing Date will have, good and marketable title to all assets and properties used in the Alpha Business of any kind or character, free and clear of any liens or encumbrances, and all such assets and properties are reflected on the Base Balance Sheet (subject to dispositions or replacements prior to Closing in the ordinary course of business). With the exception of the Excluded Assets, the Alpha Assets constitute all of the assets and properties used in the Alpha Business of any kind or character as heretofore conducted. Except for matters that may arise in the ordinary course of business, to the best of the knowledge of Alpha Group, Alpha Group’s material assets are in good operating condition and repair, reasonable wear and tear and normal obsolescence excepted. To the best of the knowledge of Alpha Group, there does not exist any condition or agreement that materially interferes with the use of the Alpha Assets in the conduct of the Alpha Business in the ordinary course. Alpha Group has no interest in real property other than as lessee pursuant to the Facility Leases.

7.10.    Licenses; Trademarks; Trade Names.    Schedule 7.10 contains a true and complete list and brief description of all licenses, registered trademarks, registered trade names, registered service marks, copyrights, patents or applications for any of the foregoing required or used in the Alpha Business, other than licenses to use “off-the-shelf” commercial software included with the equipment that constitute part of the Alpha Assets (none of which licenses are material). Except as listed on such Schedule and such licenses to use “off-the-shelf” commercial software, no license, trademark, trade name, service mark, copyright, is required or used in the Alpha Business.

7.11.    Financial Statements.    The income statement and balance sheet of Alpha Group for the 12-month periods ending December 31, 2011, 2012 and 2013; and a balance sheet and income statement for the six month period ended June 30 , 2014 and all other financial statements of Alpha Group delivered or to be delivered to Janel prior to the Closing pursuant to the terms hereof are (or will be when delivered) accurate and complete in all material respects and fairly present Alpha Group’s financial position as at the dates set forth therein and the results of its operations for the periods reflected therein. All such unaudited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods, except that such unaudited financial statements will not contain footnotes and will contain reasonable estimates, subject to adjustment, of accruals, deferrals, and reserves consistent with past practices. Without limiting the generality of the foregoing, such financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial statements not misleading. Alpha Group has always used the fiscal year ending December 31 as its fiscal year.

7.12.     [INTENTIONALLY OMITTED]

7.13.   Undisclosed Liabilities.   Except as disclosed in the financial statements referred to in Section 7.11, as of the dates referred to in such financial statements Alpha Group has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, and since the date of the last such financial statement, Alpha Group has incurred no such liability or obligation other than in the ordinary course of business and in amounts consistent with historic business operations.

7.14.    Facilities.

(i)       Facilities.   Schedule 7.14 contains a complete and accurate list and description of Facilities leased by Alpha Group and the following terms of all Facility Leases: (a) a general description of the leased property, (b) the term thereof, (c) the applicable rent, and (d) any requirements for the consent of third parties to assignments thereof.

(ii)      Facility Leases.    All Facility Leases are valid, binding and enforceable in accordance with their terms and, are in full force and effect. Except as set forth in Schedule 7.14, no event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Alpha Group which would terminate or cause a material liability under any Facility Leases; and, there exists no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. Alpha Group have delivered true and correct copies of the Facility Leases to Janel prior to the date hereof.

(ii)      Actions; Governmental Commitments.   There are no pending condemnation proceedings, administrative proceedings or other actions against Alpha Group with respect to any of the Facilities or Facility Leases, or to the knowledge of Alpha Group, pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any of the Facilities or Facility Leases. No commitments have been made to any governmental authority relating to any of the Facilities which would impose an obligation upon Janel or its successors or assigns to make any contributions of money (except customary real estate taxes) or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or off any of the Facilities.

(iii)     Leases or Other Agreements.   Alpha Group has not entered into any subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of Facilities leased by Alpha Group.

(iv)     Use of Facility Leases.   With respect to each Facility Lease, Alpha Group enjoys peaceful and undisturbed possession of all leased Facilities, subject to the rights of the fee owners and the terms of the Facility Leases, and Alpha Group has performed all the obligations required to be performed by it under the Facility Leases though the date hereof.

(v)      Certificate of Occupancy.   Alpha Group has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificate permitting lawful occupancy by Alpha Group of the Facilities) required in connection with Alpha Group’s operation of the Facilities.

(ivi)    Utilities.   All of the Facilities are supplied with utilities (including water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Facilities as currently operated, and, to the knowledge of Alpha Group, there is no condition which would result in the termination of any such utility services.

(vii)    Improvements, Fixtures and Equipment.   None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an affiliate of Alpha Group, or any third party that would materially interfere with the use thereof.

(viii)   No Special Assessment.  Alpha Group has not received notice of any special assessment relating to any of the Leased Facilities or any portion thereof and, to the knowledge of Alpha Group, there is no pending or threatened special assessment with respect thereto.

(ix)     Defaults; Violations.   Alpha Group has not received any notice from any mortgagee, insurer, governmental authority or other entity advising Alpha Group of (a) the existence of any default with respect to any of the Facilities, or (b) the violation of any zoning, subdivision, health, land, building, use or other laws, codes or regulations applicable to any of the Facilities.

(x)       Miscellaneous.    Alpha Group is not aware of any of the following at any of the Facilities: (a) any encroachments, easements or matters of title that may affect such Facility; (b) flooding, drainage, or grading problems; (c) structural modifications or other alterations or repairs made without necessary permits; (d) any settling from any cause or slippage, sliding or other soil problems; or (e) any zoning violations or violations of setback requirements.

7.15.   Customer Accounts. All freight forwarding and logistics business of each of the Members has been and continues to be conducted through Alpha Group. All of Alpha Group’s customer accounts are actual active accounts of Alpha Group prior to the Closing Date. Alpha Group has no knowledge that any such customer account will not be a customer of Janel Group following the Closing with the volume of business substantially the same as the volume of business conducted with Alpha Group prior to the Closing. Nothing herein shall be construed as a guarantee by any entity in Alpha Group or any Member that any customer of Alpha Group will remain a customer of Janel Group following the Closing or the volume of business which any such customer will conduct with Janel Group following the Closing.

7.16.   Material Adverse Change.   Except as set forth in Schedule 7.16 or as otherwise reflected herein, since December 31, 2013 through the Closing Date, the business of Alpha Group has been operated in the ordinary course and there has not been:

(i)        Any actual or, to the knowledge of Alpha Group, any threatened, material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth, or prospects thereof, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally;

(ii)       Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting Alpha Group, the Alpha Assets, properties or business;

(vii)    Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over Alpha Group or its business) that materially and adversely affects Alpha Group, the Alpha Assets or the Alpha Group Business, other than any statute, rule, regulation or order affecting the freight forwarding industry in general;

(iv)      Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable or to become payable to any of Alpha Group’s employees, provided, however, that this paragraph shall not restrict or limit Alpha Group in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

(v)      Any lien placed on any of the Alpha Assets;

(vi)     Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease, or dispose of, any of the Alpha Assets, except for dispositions of personal property in the ordinary course of business;

(vii)    Any acquisition or lease by Alpha Group of any assets or property of any other party except for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business;

(viii)   Any collective bargaining agreement or commitment by Alpha Group or any liability incurred by Alpha Group to any labor organization or other material change in employee relations;

(ix)      Any capital expenditure by Alpha Group in excess of $20,000 or outside the ordinary course of business;

(x)       Any change by Alpha Group in the nature of its business or its methods, principles or practices of accounting;

(xi)      To the knowledge of Alpha Group, the loss by Alpha Group of any supplier(s), vendor(s), customer(s) or employee(s), which loss (individually or in the aggregate) has had or is reasonably expected to have a material adverse effect on Alpha Group’s financial condition, results of operation, business or prospects;

(xii)     (a) Any indebtedness incurred by Alpha Group with respect to the conduct of the Alpha Business in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Alpha Group under, any indebtedness of or owing to Alpha Group with respect to the conduct of the Alpha Business.

(xiii)    Other than as set forth on Schedule 7.16, any declaration or payment of any distribution in respect of the equity interests in Alpha Group, or other payment to the equity owners of Alpha Group in their capacity as such.

(xiv)    Any entering into, any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 7.18 or (b) any Authorization included on Schedule 7.18.

(xv)     To Alpha Group’s knowledge, any other events or conditions of any character specifically related to the business or operations of Alpha Group that may reasonably be expected to have a material adverse effect on Alpha Group or its business or financial condition, except for the general effects of present economic conditions;

(xvi)    Any agreements or commitments to do any of the foregoing.

7.17.   Tax Matters.   Alpha Group and the Members have filed all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to Alpha Group’s business and earnings, which reports accurately reflect in all material respects the amount of taxes due. Alpha Group and the Members have paid all taxes or assessments that have become due with respect to Alpha Group’s business and earnings, other than taxes or charges being contested in good faith or not yet finally determined. Complete and correct copies of the income tax returns of Alpha Group, together with attached schedules, for the three taxable years ended 2011 through 2013, as filed with all federal and state taxing authorities, signed by an officer of Alpha Group, were supplied to Janel prior to the date hereof. All information reported on such returns is true, accurate, and complete. Alpha Group has not adopted a plan of complete liquidation under the Code or filed a consent pursuant to Section 341(f) of the Code. There are no tax liens or governmental claims with respect to any properties owned by Alpha Group.

7.18.   Agreements and Authorizations.   Schedule 7.18 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments (“Contracts”) to which any entity in Alpha Group is a party or by which any entity in Alpha Group or its assets may be bound involving required payments in any consecutive 12-month period or otherwise representing required annualized costs to Alpha Group of $25,000 or more or representing required aggregate payments by Alpha Group of $25,000 over the term of any such agreement or arrangement (without regard to the amount of annualized payments or costs). Schedule 7.18 also contains a true and complete list and brief description of all governmental licenses, permits, authorizations and material non-governmental licenses, franchises and agency arrangements necessary to operate the Alpha Business as heretofore operated (“Authorizations”). True and correct copies of all items set forth on such Schedule have been made available to Janel. Except as disclosed on such Schedule, each such Contract and Authorization is valid, binding in full force and effect. No event has occurred which would constitute (whether with or without notice, lapse of time or the happening or occurrence of any other event) a material default by Alpha Group under any of the Contracts or Authorizations set forth in such Schedule. Alpha Group is not aware of any material default by the other parties to such Contracts or Authorizations.

7.19. Compliance; Governmental Authorizations.   To the knowledge of Alpha Group: (i) Alpha Group has heretofore complied with all U.S. and foreign federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state aviation, shipping, and trucking laws that, if not complied with, would materially and adversely affect its business; (ii) Alpha Group has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business; and (iii) such licenses and permits are in full force and effect. Alpha Group knows of no violations of any such licenses or permits. No proceedings are pending or, to Alpha Group’s knowledge, threatened to revoke or limit the use of such licenses or permits.

7.20.   Litigation.   Except as set forth in Schedule 7.20, except for claims of vendors the accounts of which are included in the payables included in the latest dated financial statements referred to in Section 7.11, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against Alpha Group or any of its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Alpha Group know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

7.21.   Insurance.   Attached hereto as Schedule 7.21 is a list of all insurance policies of Alpha Group, setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date of the policy. All of Alpha Group’s insurable properties and assets are insured, and have been consistently insured for the prior five years, for Alpha Group’s benefit, under such policies of fire, casualty, and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate and reasonable in light of existing conditions. Each insurance policy relating to the insurance referred to in this Section is valid and enforceable. Alpha Group has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time during the prior five years. Schedule 7.20 also contains a list and brief description of all claims filed within the five years preceding the date hereof or threatened to be filed by the insureds or, if known to Alpha Group, third-parties under any insurance policies, a summary of all information available to Alpha Group which pertains to the future costs of its insurance, and a description of the workers’ compensation experience rating of Alpha Group.

7.22.   Bankruptcy.   Neither Alpha Group nor any Member has any knowledge or expectation that any petition for relief will be filed by any entity in Alpha Group or any Member, or any case commenced against any entity in Alpha Group or any Member under the Bankruptcy Code or any similar federal or state statute, neither Alpha Group nor any Member has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors. Neither Alpha Group nor any Member is insolvent.

7.23.   Employees.   Neither Alpha Group nor any of its employees is subject to any collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of Alpha Group, and no union or collective bargaining representative has sought, to the knowledge of Alpha Group, such certification or recognition with respect to the employees of Alpha Group at any time during the past three years. Except as set forth on Schedule 7.23, Alpha Group has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation. All of Alpha Group’s employees can be terminated at will. Alpha Group is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment. All obligations of Alpha Group, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof (including all required taxes, insurance and withholding thereon) have been paid as of the date hereof.

7.24.   Employee Benefit Plans.   Except as set forth on Schedule 7.24, Alpha Group is not now, nor has it ever been, a party or contributor to or a sponsor of (i) any employee benefit plan (as defined in Section 3(3) of ERISA) and (ii) any employment contract, written or unwritten. All such employee benefit plans and employment contracts are hereinafter collectively referred to as “Employee Benefit Plans”. Each Employee Benefit Plan is, and has at all times been, administered and operated in compliance with its terms, the Code, ERISA, and all other federal, state and local laws (and all rules and regulations thereunder). Each Employee Benefit Plan which Alpha Group currently sponsors or contributes to can be amended or terminated at any time without liability to Alpha Group. Alpha Group has performed all obligations required to be performed by it under any law or by the terms of each Employee Benefit Plan, and all contributions or payments deducted by Alpha Group for tax purposes were properly deductible in the year for which such deductions were claimed. The assets of Alpha Group are not subject to any liens under ERISA or the Code, and no event has occurred, and no condition exists, which could subject Alpha Group or its assets to a future liability or lien on account of any Controlled Group Benefit Plan. A Controlled Group Benefit Plan means any Employee Benefit Plan which Alpha Group or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “Affiliate”), now maintains, ever maintained or to which any Affiliate ever contributed. There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), pending or threatened, with respect to any Employee Benefit Plan. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on Schedule 7.24. Alpha Group and all Affiliates have never been subject to the COBRA group health plan continuation of coverage requirements under ERISA Sections 601-608 and the regulations thereunder. Alpha Group and all Affiliates have at all times complied with any applicable continuation of coverage requirements under state law.

7.25.   Severance Obligations.   Alpha Group does not have any obligation to past employees for any severance payments or benefits, and Alpha Group does not have any obligation for any severance payments or benefits to any person presently employed by Alpha Group whose employment is terminated after the date hereof. Except as set forth on Schedule 7.23, the closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Alpha Group or of any Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee.

7.26.   Environmental.   Alpha Group has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations.

7.27.   Business Relationships.   To the knowledge of Alpha Group and the Members, Alpha Group’s relationships with its suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of Alpha Group, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect Alpha Group’s relationship with any such party so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of Alpha Group.

7.28.   Books and Records.   Alpha Group has made available to Janel and its representatives all of Alpha Group’s tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are materially complete and correct, have been maintained on a current basis, and fairly reflect the basis for Alpha Group’s financial condition and results of operations as set forth in the Base Balance Sheet.

7.29.   Knowledge of Adverse Conditions.   To the knowledge of Alpha Group, there are no present conditions, state of facts or circumstances which has affected or may in the aggregate have a material adverse effect upon the business or prospects of Alpha Group taken as a whole.

7.30.   Accuracy of Representations.   All representations and warranties with respect to Alpha Group and the Member are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to Alpha Group and the Member or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

8.           Covenants of Janel.

Janel covenants and agrees as follows:

8.1.   It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Alpha Group of the content of the proposed disclosure, and the time and place that the disclosure will be made. Janel and the Member will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. Nothing herein shall restrict Janel’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings. This covenant shall survive the Closing.

8.2.   At the Closing, Janel will engage JJG pursuant to the terms of the Employment Agreement.

9.           Covenants of Alpha Group and the Members.

Each of the entities in Alpha Group and each of the Members, jointly and severally, covenants and agrees as follows:

9.1.   It will maintain all negotiations and other information with respect to the transactions contemplated herein and the terms of this Agreement and the Employment Agreement in confidence and, except as required by law or with the consent of Janel, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. If it is required by law to make any such disclosure, it will first advise Janel of the content of the proposed disclosure, and the time and place that the disclosure will be made. Janel and the Members will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby. This covenant shall survive the Closing.

9.2.   Prior to the Closing Date, Alpha Group will not engage in any practice, take or omit to take any action, or enter into any transaction outside the ordinary course of business.

9.3.   Prior to the Closing Date, it will continue to operate the Alpha Business and Alpha Group’s properties in the ordinary course of business, and will preserve, and enforce, in the ordinary course of business, all rights with respect thereto, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

9.4.   Prior to the Closing Date, without the prior written consent of Janel, Alpha Group will not authorize any salary, bonus, or compensation increase, other than in the ordinary course of its business and consistent with prior practice, or any dividends or loans to officers or directors.

9.5.   During the period commencing on the date hereof and ending on the Closing Date, it will (i) provide Janel and its representatives with full access during normal business hours to all of Alpha Group’s properties, assets, books, records, contracts, leases, mortgages, commitments, instruments and agreements upon one-day’s notice, (ii) provide Janel and its representatives with such tax, financial and operating data and other information with respect to Alpha Group’s business and properties as Janel shall from time to time reasonably request upon three-days’ notice, and (iii) permit Janel and its representatives to consult with Alpha Group’s representatives, officers, employees, bankers, attorneys, accountants, suppliers, and customers, provided that any employees and customers with which Janel or its representatives desire to consult shall be approved by Alpha Group in advance..

9.6.   Alpha Group and the Members will obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Alpha Group which may be required in order to enable Alpha Group and the Members to perform their respective obligations hereunder.

9.7.   As promptly as practicable and in any event no later than 30 days after the end of each calendar month ending after the date hereof and before the Closing Date, Alpha Group will deliver to Janel true and complete copies of the unaudited balance sheet, and the related unaudited statement of operations, of Alpha Group, as of and for the month and the portion of the fiscal year then ended, together with the notes, if any, relating thereto, which financial statements shall be prepared in accordance with GAAP on a basis consistent with the prior financial statements of Alpha Group.

9.8.   At the Closing, JJG will agree to be employed by Janel pursuant to the terms of the Employment Agreement.

9.9.   At or prior to the Closing Date, Alpha Group will pay and discharge all of its obligations, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees through the Closing Date (including all required taxes, insurance and withholding thereon). Alpha Group or the Members will pay and discharge all of its obligations under the agreements listed on Schedule 7.22 if, as and when such obligations become due (including all required taxes, insurance and withholding thereon). To the extent any such obligations are not so paid, Alpha Group and the Members hereby authorize Janel to pay and discharge such amounts and deduct the full amount of all such payments from funds due from Janel to Alpha Group or the Members pursuant to the terms hereof or under the Employment Agreement.

9.10.   Following the Closing, the Members (or their designee other than Alpha Group) will pay all of the Retained Obligations as and when due.

10.         Conditions Precedent to Obligations of Janel.

Janel Group’s obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Janel in Janel’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Janel:

10.1.   The representations and warranties made by or on behalf of Alpha Group or the Members contained in this Agreement or in any certificate or document delivered by, or at the direction of, Alpha Group or the Members to Janel pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time. To the extent any of the Schedules to be attached hereto have not been completed as of the date hereof, such Schedules shall have been completed by the Alpha Group and delivered to Janel for approval. Provided the information set forth in such Schedules is acceptable to Janel, such Schedules shall be attached to this Agreement and the condition set forth in this Section shall be then satisfied.

10.2.   Alpha Group and the Members shall have each performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

10.3.   Prior to the Closing, the Members or their designees, other than any of the Alpha Group, shall have assumed all of the Retained Obligations pursuant to the Instrument of Assumption in the form attached hereto as Exhibit D.

10.4.   Since December 31, 2013, no material adverse change in the condition (financial or otherwise), business, earnings or, to the knowledge of Alpha Group or the Members, prospects of Alpha Group has occurred, except as disclosed on Schedule 7.16.

10.5.   Alpha Group or the Members shall have obtained the consent of all required governmental bodies and all third parties as required for the conclusion of the transactions contemplated by this Agreement, including approval of third parties under the leases, contracts, agreements or franchises transferred to Janel Group as described on Schedule 2.2, if any.

10.6.   Janel shall have obtained the consent of all required governmental bodies and all third parties as required for the conclusion of the transactions contemplated by this Agreement as described on Schedule 6.5, if any.

10.7.   Janel shall have received funding from its commercial lender and from the issuance of its preferred stock in amounts sufficient to satisfy its obligations hereunder.

10.6.   Janel shall have received a certificate signed by the chief executive officer of Alpha Group and the Members and dated the Closing Date, to the effect that the conditions specified in Sections 10.1 through 10.6 inclusive have been fulfilled.

10.7.   JJG shall have entered into the Employment Agreement.

10.8.   Janel shall have received the following:

(i)          A certificate from the Secretary of State (or similar office) of Alpha Group’s respective jurisdictions of incorporation, dated at or about the Closing Date, to the effect that Alpha Group is in good standing under the laws of said jurisdiction.

(ii)         An incumbency certificate for Alpha Group signed by all of the officers thereof dated at or about the Closing Date.

(iii)        Resignation letters of all of the managers, directors and officers of Alpha Group, effective as of the Closing.

(iv)        Copies of Alpha Group’s respective constituent documents, as amended to date, each certified by JJG at or about the Closing Date, and all corporate records of Alpha Group.

(v)         Resolutions of the Members of AILP and PCL authorizing the transactions contemplated under this Agreement, certified by JJG dated at or about the Closing Date.

(vi)        The duly executed Instrument of Assumption.

(vii)       A Non-Solicitation Agreement from each management and sales personnel of Alpha Group who becomes an employee of Janel.

(viii)      An estoppel certificate and consent to assignment from the lessor under each of the Facility Leases in form and substance reasonably satisfactory to Janel.

(ix)        All other instruments, documents and certificates as are required to be delivered by or on behalf of Alpha Group or the Members pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

11.         Conditions Precedent to Obligations of Alpha Group and the Member.

Alpha Group’s and the Members’ obligations to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Alpha in its judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Alpha:

11.1.   The representations and warranties by Janel Group contained in this Agreement or in any certificate or document delivered by, or at the direction of Janel Group to Alpha Group pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

11.2.   Janel Group shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

11.3.   Janel Group shall have delivered to Alpha Group all of the exhibits and schedules required herein to be delivered by Janel, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to Alpha Group.

11.4.   Alpha Group shall have received a certificate signed by the President of Janel, and dated the Closing Date, to the effect that the conditions specified in Sections 11.1 through 11.3 inclusive have been fulfilled.

11.5. Janel shall have entered into the Employment Agreement.

11.6.   The Member shall have received all other instruments, documents and certificates as are required to be delivered by or on behalf of Janel Group pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

12.         [INTENTIONALLY OMITTED]

13.         Restriction on Competition and Solicitation.

Alpha Group and the Members acknowledge that the services of Alpha Group and the business of the customer accounts of Alpha Group are an integral part of the benefits which Janel is purchasing pursuant to the terms of this Agreement. Accordingly, each of the entities within Alpha Group and each of the Members agrees as follows:

13.1.   At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration thereof, except in the course of the performances thereunder, neither any entity within Alpha Group nor any Member will, directly or indirectly, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, lend its name or any similar name to, lend his credit to, any business whose services or activities compete in whole or in part with the freight forwarding or logistics services or activities of Janel Group or its Affiliates anywhere within the United States; provided, however, that a Member may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

13.2.   At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration of the term thereof, except to the extent necessary for the performance of the services under the Employment Agreement, it/he will not, directly or indirectly, solicit, on behalf of any party other than Janel Group or its affiliates, business of the same or similar type being carried on by Janel Group (or any affiliate of Janel), from any person or entity who is or was a customer of Alpha Group or Janel Group at any time during the 12-month period preceding such termination or expiration, whether or not it/he had personal contact with such customer during and by reason of the provision of services under the Employment Agreement.

13.3. At any time during the term of the Employment Agreement and for a period of two (2) years after the termination or expiration thereof, except in the course of the performance of the services thereunder, it/he will not, directly or indirectly, on behalf of any party other than Janel Group or its Affiliates, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Janel Group (or any subsidiary or affiliate of Janel) at any time during the term of the Employment Agreement or in any manner induce or attempt to induce any employee of Janel Group (or any subsidiary or affiliate of Janel) to terminate his employment with Janel Group (or any subsidiary or affiliate of Janel), as the case may be; or (ii) interfere with Janel Group’s (or any subsidiary or affiliate of Janel) relationship with any person, including any person who at any time during the term of the Employment Agreement was an employee, contractor, vendor, supplier, or customer of Janel Group (or any subsidiary or affiliate of Janel).

13.4.   In the event of breach by any entity within Alpha Group or any Member of the terms of this Section, Janel Group shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin such entity and/or the Member from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Alpha Group and the Members acknowledge, however, that the remedies at law for any breach by any of them of the provisions of this Section may be inadequate. In addition, in the event the undertakings set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

14.         Indemnification.

14.1.   Indemnification by Janel Group. Janel Group hereby agrees to indemnify and hold harmless the Members from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Janel Group of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Janel Group made herein, or (iii) any failure by Janel Group to perform or comply with any of their covenants or obligations under this Agreement.

14.2.   Indemnification by the Members. The Members hereby agree to jointly and severally indemnify and hold harmless Janel Group and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Alpha Group or the Members of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Alpha Group or the Members made herein, or (iii) any failure by Alpha Group or the Members to perform or comply with any of its covenants or obligations under this Agreement.

14.3.   For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits, insurance proceeds and any indemnity, contribution or other similar payment from third parties. Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket.

14.4.   If any claim is made, or any suit or proceeding is instituted, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the others in writing. At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through their counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim. The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession. The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.

15.         No Brokerage.

Other than obligations of Alpha Group to Albion International Services, Inc., none of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by such party with any third party.

16.         Nature of Representations and Warranties.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

17.         Notices and Payments.

All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered, faxed or e-mailed, return fax or e-mail acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

Janel:	Janel World Trade, Ltd.
150-14 132nd Avenue
Jamaica, New York
Attention: William J. Lally
Fax (516) 593-0925
blally@janelgroup.net

With a copy to:	Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
Fax (410) 951-6038
ht@nqgrg.com

Alpha Group
and the Members:	Mr. John Joseph Gonzalez II

145 Hook Creek Boulevard
Valley Stream, NY 11581
Fax: (516) 872-0991
e-mail jjg@alpha-pcl.com

With a copy to:	Jack P. Baron, Esquire
Lum, Drasco & Positan, LLC
103 Eisenhower Parkway
Roseland, NJ 07068
Fax: (973) 403-9021
jbaron@lumlaw.com

All payments hereunder shall be delivered to the above addresses. Any party may change its address for notice or payment purposes by giving notice the other parties as hereinabove provided.

18.         Expenses.

18.1.   Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

18.2.   Alpha Group and the Members shall pay all income taxes and other taxes based on its taxable income which may be required as a result of the transactions contemplated hereby.

19.         Survival.

Except as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution, and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of two years following the Closing Date, except for breaches of the representations and warranties set forth in Sections 7.2, 7.3, 7.5, 7.7, 7.9, 7.17, 7.23, 7.24, 7.25 and 7.26, which shall survive until the expiration of all applicable statutes of limitation with respect thereto, and the covenants set forth in Sections 8.1 and 9.1 which shall continue for a period of 12 months following the termination of any association between Janel and the Member.

20.         Termination of Agreement.

20.1.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by written notice from the party terminating the Agreement to the other party, as follows:

(i)   By Mutual Consent.   By the mutual written consent of Janel Group and Alpha Group.

(ii)   By Either Party.   At any time before the Closing, by Janel Group or Alpha Group, (a) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following written notification thereof by the terminating party, or (b) in the event one or more of the conditions precedent to such party’s obligation to close the transactions pursuant to this Agreement, as set forth in Section 10 or 11, as the case may be but subject to the condition set forth in the next sentence, have not been satisfied as required pursuant to the terms hereof.

20.2.   In the event of termination of this Agreement pursuant to this Section 20, or if the Closing shall not have occurred on or before the Closing Date, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 20 and except for the provisions of Sections 8.1, 9.1, 18, 23, 24, 25, 26, and 27. If the Closing shall not have occurred on or before the Closing Date, nothing herein shall prejudice the ability of the non-terminating party from seeking damages from any other party for any willful breach of this Agreement, including reasonable attorneys’ fees and the right to pursue any remedy at law or in equity.

21.         Exclusivity; Termination of Agreement.

21.1.   Until the Closing, Alpha Group and the Member will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Alpha Group’s stock or Alpha Group’s assets or business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise, and will immediately notify Janel regarding any contact between Alpha Group or any Member or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

21.2.   In the event the Closing does not take place on the Closing Date, the obligations of the parties hereto with respect to exclusivity set forth above in this Section and to proceed to Closing will terminate.

22.         Effect of Waiver.

The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

23.         Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

24.         Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

25.         Arbitration.

Any dispute to be submitted to binding arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in New York, New York, in accordance with the rules and procedures of the American Arbitration Association. The arbitrator’s decision will be final and may be enforced through any court having jurisdiction. Each party will bear its own costs and expenses associated with such arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives. The general costs and expenses of the arbitration proceedings, such as the fees of the mediator or arbitrator and the charges of the American Arbitration Association, will be divided equally among the parties to the dispute.

26.         Enforcement.

26.1.   Any suit, action or proceeding with respect to this Agreement, shall be brought in the state and federal courts located in New York. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

26.2.   The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

27.         Binding Agreement; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Janel, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Janel to purchase the Equity Interests. Except as set forth herein, this Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties.

28.         Entire Agreement; Modification.

This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

29.         Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

30.         Facsimile Signature and Counterparts.

This Agreement may be executed by facsimile signatures which shall have the full force and effect of original signatures. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Janel Group:
Janel World Trade, Ltd.

By:	/s/ William J. Lally
William J. Lally
President and Chief Executive Officer

The Janel Group of New York, Inc.

By:	/s/ William J. Lally
William J. Lally
President and Chief Executive Officer

Alpha Group:
Alpha International LLC

By:	/s/ John Joseph Gonzalez II
John Joseph Gonzalez II
President

Alpha Logistics LLC

By:	/s/ John Joseph Gonzalez II
John Joseph Gonzalez II
President

PCL Transport LLC

By:	/s/ John Joseph Gonzalez II
John Joseph Gonzalez II
President

Members:

/s/ John Joseph Gonzalez II
John Joseph Gonzalez II

/s/ Cathleen Margaret Gonzalez
Cathleen Margaret Gonzalez

EQUITY INTEREST PURCHASE AGREEMENT

INDEX OF SCHEDULES AND EXHIBITS

Schedule
1.1(a)	-	Alpha Assets
1.1(b)	-	Excluded Assets
2.1	-	Current Equity Owners and Transfers of Equity Interests
2.2	-	Retained Obligations
6.5	-	Janel Approvals
7.8	-	Alpha Group Approvals
7.9	-	Exceptions to Condition of Alpha Assets
7.10	-	Alpha Group’s Licenses and Marks
7.11	-	Alpha Group Financial Statements
7.14	-	Facilities
7.16	-	Material Adverse Changes to Alpha Group
7.18	-	Alpha Group Contracts and Authorizations
7.20	-	Alpha Group Litigation
7.21	-	Insurance Policies
7.23	-	Agreements with Employees
7.24	-	Employee Benefit Plans

Exhibit
A	-	Base Balance Sheet
B	-	Assignment of Equity Interest
C	-	Employment Agreement
D	-	Instrument of Assumption
E	-	Escrow Agreement